As filed with the Securities and Exchange Commission on June 20, 2006
File No. 333-128638

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

PRE-EFFECTIVE AMENDMENT No. 1
TO FORM S-1
ON
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ORBIMAGE HOLDINGS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001040570	54-1660268
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
21700 Atlantic Boulevard
Dulles, VA 20166
(703) 480-7500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthew M. O’Connell
President and Chief Executive Officer
ORBIMAGE Holdings Inc.
21700 Atlantic Boulevard
Dulles, VA 20166
(703) 480-7500
(Name, Address Including zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William Lee Warren, Esq. Vice President, General Counsel and Secretary ORBIMAGE Holdings Inc. 21700 Atlantic Boulevard Dulles, VA 20166 Telephone: (703) 480-7500 Facsimile: (703) 480-7544	William P. O’Neill, Esq. Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20001 Telephone: (202) 637-2200 Facsimile: (202) 637-2201

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to general Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit	Offering Price	Fee
Common Stock	13,312,421	$ N/A	N/A	$	N/A	(1)
Warrants	2,958,642	N/A	N/A	$	N/A	(2)
Common Stock issuable upon conversion of the Warrants	2,958,642	N/A	N/A	$	N/A
Total Registration Fee				$	N/A	(3)

(1)	Previously paid.

(2)	Previously paid.

(3)	Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This Pre-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed to convert the Registration Statement on Form S-1 (File No. 333-128638) into a Registration Statement on Form S-3.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED             , 2006
PROSPECTUS
13,312,421 SHARES OF COMMON STOCK
2,958,642 WARRANTS AND
SHARES OF COMMON STOCK
ISSUABLE UPON CONVERSION OF THE WARRANTS
[LOGO]
ORBIMAGE HOLDINGS INC.
     This prospectus relates to the resale by certain selling securityholders of up to 16,271,063 shares of common stock of ORBIMAGE Holdings Inc. (including 2,958,642 shares of common stock issuable upon the exercise of warrants) and 2,958,642 warrants to purchase shares of common stock of ORBIMAGE Holdings Inc. Of the warrants, 2,458,642 each entitle the holder thereof to purchase one share of common stock at a cash exercise price of $10.00, and 500,000 warrants each entitle the holder thereof to purchase one share of common stock at a cash exercise price of $16.00. The securities were issued by ORBIMAGE Inc. to the selling securityholders in private placements that took place on November 16, 2004 and January 10, 2006 and in its rights offering that was consummated on March 25, 2005, with the exception of Citadel Equity Fund Ltd., William Schuster, the Company’s Chief Operating Officer, and Henry Dubois, the Company’s Executive Vice President and Chief Financial Officer. Citadel Equity Fund Ltd. purchased its shares in a private resale of shares by Matthew M. O’Connell, our President and CEO, on April 7, 2006. Messrs. Schuster and Dubois were granted registration rights as part of their respective employment agreements for certain shares issued to them under the Company’s 2003 Employee Stock Incentive Plan. Pursuant to our corporate restructuring in June 2005, all shares of common stock of ORBIMAGE Inc. were converted into an equal number of shares of common stock of ORBIMAGE Holdings Inc., and the warrants were converted into warrants to purchase an equal number of shares of common stock of ORBIMAGE Holdings Inc.
     We will not receive any proceeds from the sale of securities by the selling securityholders listed herein. We may, however, receive cash proceeds to the extent that any of the warrants are exercised. If the warrants are exercised in full for cash, we will receive proceeds in the aggregate amount of approximately $32,340,360. We intend to use the net proceeds received upon the exercise of any warrants for general corporate purposes.
     The selling securityholders may sell the shares of common stock and warrants to or through underwriters, and also may sell them directly to other purchasers or through agents from time to time “over-the-counter.” Sales may be made at fixed prices, which may be changed, negotiated prices, market prices prevailing at the time of sale, prices related to the prevailing market prices or varying prices determined at the time of sale. The selling securityholders may effectuate such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The selling securityholders may be deemed to be “underwriters,” as defined in the Securities Act of 1933, as amended. If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any selling securityholders’ securities as principals, any profits received by such broker-dealers on the resale of the selling securityholders’ securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the selling securityholders’ securities offered by selling securityholders will be borne by us. Brokerage commission, if any, attributable to the sale of the selling securityholders’ securities will be borne by the selling securityholders.
     Shares of our common stock are traded over-the-counter and sales are reported on the “Pink Sheets” service provided by Pink Sheets LLC under the symbol “ORBM.” The last reported sale price of our common stock on June 1, 2006 was $15.50 per share.
     AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 IN THIS PROSPECTUS.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.
The date of this prospectus is                , 2006.

TABLE OF CONTENTS

About This Prospectus	2
Forward-Looking Statements	2
Summary	3
Risk Factors	5
Use of Proceeds	10
Unaudited Pro Forma Condensed Consolidated Financial Statements	11
Selling Securityholders	12
Description of the Warrants	15
Plan of Distribution	16
Legal Matters	18
Experts	18
Incorporation by Reference	18
Where You Can Find More Information	18

     You should rely only on the information contained in this prospectus. Neither we nor the selling securityholders have authorized anyone to provide you with information different from that contained in this prospectus. We are not, and the selling securityholders are not, making an offer to sell securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement (which includes exhibits) that we have filed with the Securities and Exchange Commission. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the Securities and Exchange Commission’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed at the Securities and Exchange Commission’s web site located at http://www.sec.gov, or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This Prospectus may contain or incorporate by reference statements that are forward-looking, such as statements relating to business development and acquisitions, dispositions, future capital expenditures, financing sources and availability, and the effects of regulation and competition. The words “believe”, “expect”, “anticipate”, “intend”, “may”, “plan”, and similar expressions are intended to identify these statements. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results, and accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of us. Factors that could cause actual results to differ materially from our management’s expectations include, but are not limited to, changes in general economic conditions, conditions in the remote sensing industry, the level of new commercial imagery orders, production rates for advanced image processing, the level of defense and intelligence spending, competitive pricing pressures, program start-up costs and possible overruns on new contracts, and technology and product development risks and uncertainties and the other risks identified in this Prospectus. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUMMARY
     This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section. We also encourage you to review our financial statements and the other information that are incorporated by reference herein, and the other documents that we file with the Securities and Exchange Commission, or SEC. Please see the sections entitled “Incorporation by Reference” and “Where You Can Find More Information.”
     We use the terms “we,” “us,” “our,” “the Company” and “ORBIMAGE” in this prospectus to refer to ORBIMAGE Holdings Inc. and our consolidated subsidiaries.
Our Company
     ORBIMAGE is a leading provider of global space-based imagery of the earth. We provide our customers high-resolution and low-resolution imagery, imagery-derived products and image processing services.
     We currently operate the IKONOS and OrbView-3 high-resolution satellites and OrbView-2 low-resolution satellite. IKONOS, launched in 1999, and OrbView-3, launched in June 2003, support a wide range of applications: general mapping and charting; defense, military planning, and intelligence; and civil and commercial applications such as agriculture, forestry, and environmental monitoring. IKONOS collects .82 meter resolution panchromatic (black and white) imagery and 3.2 meter resolution multi-spectral (color) imagery. OrbView-3 collects 1 meter resolution panchromatic imagery and 4 meter resolution multi-spectral imagery. OrbView-2, launched in 1997, collects 1 kilometer resolution multi-spectral imagery and was the first commercial satellite to image the Earth’s entire surface daily in color. Its coverage supports a wide array of projects focusing on global change, global warming, and non-scientific applications for commercial fishing and environmental monitoring, as well as military operations. As the winning bidder of the NextView Second Vendor award, we will, as prime contractor, construct a new satellite, which we refer to as GeoEye-1 (previously designated as “OrbView-5”). We anticipate that the GeoEye-1 satellite will be launched and go into service in early 2007.
     We also operate image production and exploitation facilities. The facility at our headquarters in Dulles, Virginia, produces and transmits up to 50,000 geospatial images per month. We also own and operate a satellite image processing facility in St. Louis, Missouri, that provides advanced image processing products, software, engineering analysis and related services to the U.S. Government and other commercial customers. The St. Louis facility was acquired in 1998 and is a leader in advanced image processing and photogrammetry. Photogrammetry refers to the process of measuring objects from the imagery data collected from satellites or other imagery sources and is used principally for object interpretation (i.e., establishing what the object is, type, quality, quantity) and object measurement (i.e., what are its coordinates, what is its form and size). These image production capabilities combined with imagery from our satellites enable us to provide end-to-end imagery solutions. In January of 2006, we acquired substantially all of the assets of Space Imaging LLC, including the IKONOS satellite and facilities in Thornton, Colorado and Norman, Oklahoma. These new facilities increase our capacity to accomplish the production work previously limited to our Dulles and St. Louis facilities.
     Our headquarters is located at 21700 Atlantic Blvd., Dulles, Virginia, 20166. Our telephone number is 703-480-7500.

The Offering

Securities registered	•	Common stock, par value $0.01 per share, of ORBIMAGE Holdings Inc. and

	•	Warrants, each entitling its holder to purchase one share of common stock of ORBIMAGE Holdings Inc. See “Plan of Distribution”, “Selling Securityholders” and “Description of the Warrants.”

Use of proceeds	We will not receive any proceeds from the sale of securities by the selling securityholders listed herein. We may, however, receive cash proceeds to the extent that any of the warrants are exercised. If some or all of the warrants are exercised for cash, we intend to use the net proceeds, if any, for general corporate purposes.

Risk factors	You should read the section entitled “Risk Factors” beginning on page 5.

RISK FACTORS
     An investment in our securities involves risk. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before making any decision.
We depend on contracts with U.S. government agencies for a substantial portion of our revenues. These government agencies can terminate their contracts at any time.
     Revenues from U.S. government contracts (including primarily under a program named ClearView) accounted for approximately 61%, 51% and 30% of our revenues for the years ended December 31, 2005, 2004 and 2003 respectively. U.S. government agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets or by imposing budgetary constraints. In addition, one or more of these government agencies may not continue to fund these contracts at current levels. Under the NextView imagery contract, for the six quarter period beginning on the date on which GeoEye-1 becomes fully operational, which period we expect will end in September 2008, the U.S. government has agreed to order approximately $197 million in imagery sales from GeoEye-1. Although we anticipate that the U.S. government will purchase imagery under this contract, we cannot assure you that they will order or purchase imagery up to the full level specified in the contract or at all. In addition, although we anticipate that these government agencies will continue to purchase imagery and imagery products from us after the termination of the contracts under the ClearView and NextView programs, we cannot assure you that they will continue to purchase at pre-termination levels or at all. If a U.S. government agency terminates or suspends any of its contracts with ORBIMAGE, or changes its policies, priorities, or funding levels, these actions would have a material adverse effect on our business, financial condition and results of operations.
Our NextView imagery purchasing contract is a firm fixed-price contract which could subject us to losses in the event that we have cost overruns.
     We entered into the imagery purchasing portion of the NextView contract with the National Geospatial-Intelligence Agency (“NGA”) on a firm fixed-price basis. This allows us to benefit from cost savings, but we carry the burden of cost overruns. If our initial cost estimates are incorrect, we may lose money on this contract. In addition, this contract has provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts then we may not realize the full benefits of the NextView contract. Our financial condition is dependent on our ability to maximize our earnings from our NextView contract. Lower earnings caused by cost overruns and cost controls would have a negative impact on our financial results.
We may encounter program delays in connection with the construction and launch of GeoEye-1.
     The NextView contract is subject to a set schedule of milestones culminating in the planned launch of GeoEye-1 in early 2007. The construction of the GeoEye-1 satellite and related ground system requires a large amount of advanced technical and engineering work to be done in a relatively short period of time. Because different areas of the program are interconnected with other areas of the program, a delay in one area of the program could cause delays in other areas of the program. The failure to launch GeoEye-1 on time or to achieve system check-out on time or at all could affect our ability to provide the full amount of anticipated imagery and imagery products to the NGA during the post-launch period under the NextView contract and could cause ORBIMAGE to receive less in revenues for imagery under the NextView imagery contract, which could cause a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that our satellites will operate as designed.
     Our satellites employ advanced technologies and sensors that are subject to severe environmental stresses in space that could affect the satellite’s performance. Employing advanced technologies is further complicated by the fact that the satellite is in space. Hardware component problems in space could lead to degradation in performance or loss of functionality of the satellite, with attendant costs and revenue losses. In addition, human operators may execute improper implementation commands that negatively impact a satellite’s performance.
     We cannot assure you that IKONOS and OrbView-3 will continue to operate successfully in space throughout their expected design lives. In addition, we cannot assure you that we will successfully launch GeoEye-1 or that, once launched, GeoEye-1 will operate successfully. Even if a satellite is operated properly, minor technical flaws in the satellite’s sensors could significantly degrade their performance, which could materially affect our ability to market our products successfully.
     Our business model depends on our ability to sell imagery from two high-resolution satellites. We do not presently have plans to construct and launch a replacement satellite for IKONOS or OrbView-3 if either fails prematurely. The loss or failure of GeoEye-1 to be placed into service, or the permanent loss of OrbView-3, particularly if such loss were to occur prior to GeoEye-1 being placed into service, would materially and adversely affect our operations and financial condition.
Satellites have limited useful lives and are expensive to replace.
     Satellites have limited useful lives. We determine a satellite’s useful life, or its design life, using a complex calculation involving the probabilities of failure of the satellite’s components from design or manufacturing defects, environmental stresses or other causes. The design lives of our satellites are as follows:

Satellite	Design Life
OrbView-2	7 1/2 years (launched in August 1997)
IKONOS	7 years (launched in September 1999)
OrbView-3	5 years (launched in June 2003)
GeoEye-1	7 years (anticipated launch early 2007)
     The design lives of these satellites are affected by a number of factors, including the quality of construction, the supply of fuel, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits in which the satellites are placed. Random failure of satellite components could cause damage to or loss of the use of a satellite before the end of its design life. In rare cases, electrostatic storms or collisions with other objects could damage our satellites. We cannot assure you that each satellite will remain in operation for its design life. We expect the performance of each satellite to decline gradually near the end of its design life. During the course of the Space Imaging acquisition, an analysis was performed to assess the expected life of IKONOS after its then six years on orbit. The analysis indicated that the expected fully functional IKONOS lifetime is greater than 8.3 years from launch. Despite the fact that OrbView-2’s seven and a half year design life has expired, we currently expect to continue commercial operations with OrbView-2 for up to two and a half more years. However, notwithstanding the ongoing successful operations of IKONOS and OrbView-2, we can offer no assurance that either will maintain its prescribed orbit or remain commercially operational.
     We anticipate using funds generated from operations to develop plans for follow-on high-resolution imagery satellites. If we do not generate sufficient funds from operations, we will not be able to deploy GeoEye-1 or other potential follow-on satellites to replace IKONOS or OrbView-3 at the end of its design life. In addition, we may need to obtain financing from outside sources to deploy follow-on satellites to replace IKONOS or OrbView-3. We cannot assure you that we will be able to generate sufficient funds from operations or to raise additional capital, on favorable terms or on a timely basis, if at all, to develop or deploy follow-on high-resolution satellites.
Limited insurance coverage and availability may prevent us from obtaining insurance to cover all risks of loss.
     The terms of our current notes require, and we believe that the issuance of any future notes will require, us to obtain launch insurance on GeoEye-1. Furthermore, we must maintain specified levels of on-orbit operations insurance for OrbView-3 and GeoEye-1, to the extent that such coverage can be obtained at a premium that is not disproportionately high. This insurance may not be sufficient to cover the cost of a replacement high-resolution imagery satellite such as OrbView-3 or GeoEye-1. We do not carry any insurance coverage for the OrbView-2 satellite. In addition, we may find it difficult to insure against certain risks, such as partial degradation of functionality of a satellite.
     Insurance market conditions or factors outside our control at the time we are in the market for the required insurance, such as failure of a satellite using similar components or a similar launch vehicle, could cause premiums to be significantly higher than current estimates. Higher premiums on insurance policies will increase our costs, thereby reducing our operating income by the amount of such increased premiums. Should the future terms of launch and on-orbit insurance policies become less favorable than those currently available, this may result in limits on amounts of coverage that we can obtain or may prevent us from obtaining insurance at all.
We cannot assure you that the market will accept our products and services.
     Our success depends on existing markets accepting our imagery products and services and our ability to develop new markets. Our business plan is based on the assumption that we will generate significant future revenues from sales of high-resolution imagery produced by IKONOS, OrbView-3, and eventually GeoEye-1, to our existing markets and new markets. The commercial availability of high-resolution satellite imagery is still a fairly recent phenomenon. Consequently, it is difficult to predict accurately the ultimate size of the market and the market acceptance of our products and services. Our strategy to target certain markets for our satellite imagery relies on a number of assumptions, some or all of which may be incorrect. Actual markets could vary materially from the potential markets that we have identified.
     We cannot accurately predict whether our products and services will achieve significant market acceptance or whether there will be a market for our products and services on terms we find acceptable. Market acceptance of our high-resolution satellite imagery products depends on a number of factors, including the spatial and spectral quality, scope, timeliness, sophistication and price and services and the availability of substitute products and services. Lack of significant market acceptance of our products and services, particularly our high-resolution imagery products and services, delays in acceptance, or failure of certain markets to develop would negatively affect our business, financial condition and results of operations.
We may not successfully compete in the remote imaging industry.
     Our products and services compete with satellite and aircraft-based imagery and related products and services offered by a range of private and government providers. Certain of these competitors may have greater financial, personnel and other resources than we have. Our major existing U.S. competitor for high-resolution satellite imagery is DigitalGlobe Inc., which operates a high-resolution satellite with higher resolution than IKONOS and OrbView-3 and is currently developing one next generation satellite and planning to develop a second, each of which will have more advanced technologies and capabilities than IKONOS and OrbView-3, one of which is planned to be in service by mid 2007, and the other of which DigitalGlobe hopes to put into service in 2008.
     There are also several international competitors, a number of which have announced programs, which could compete with us for high-resolution satellite imagery customers in the future. These competitors include National Remote Sensing Agency, Department of Space, Government of India; RADARSAT International (Canada); ImageSat International N.V. (Israel) and Spot Image SA (France). On April 27, 2006, ImageSat successfully launched a high resolution satellite and is beginning commercial operations.
     The U.S. government and foreign governments also may develop, construct, launch and operate remote imaging satellites that generate imagery competitive with our products and services. The U.S. government currently relies and is likely to continue to rely on government-owned and operated systems for highly classified satellite-based high-resolution imagery. The U.S. government could also reduce its purchases from commercial satellite imagery providers or decrease the number of companies to which it contracts with no corresponding increase in total amount spent. Similarly, foreign governments may launch their own imagery satellites rather than purchasing imagery from commercial imagery providers such as us. In addition, such governments could sell imagery from their own satellites, which would compete with our imagery products.
     Our competitors or potential competitors with greater resources than ours could in the future offer satellite-based imagery or other products having more attractive features than our products. The emergence of new remote imaging technologies, even if not ultimately successful, could negatively affect our marketing efforts. More importantly, if competitors continue to develop and launch satellites with more advanced capabilities and technologies than ours, our business and results of operations could be harmed.
Failure to obtain or maintain regulatory approvals could result in service interruptions or could impede us from executing our business plan.
     FCC Approvals. Our operation of satellites and earth stations requires licenses from the U.S. Federal Communications Commission (the “FCC”). The FCC regulates the construction, launch and operation of our satellites, the use of satellite spectrum, and the licensing of our earth station terminals located within the United States. We currently operate OrbView-2 pursuant to experimental authority. Our experimental FCC license expires in 2007. The FCC granted authority to launch and operate IKONOS and to operate the associated earth station systems in 1999. The license to operate IKONOS will expire in 2009, and the licenses to operate the earth stations will expire between 2006 and 2010. The FCC granted authority to launch and operate OrbView-3 and to operate the associated earth station systems in 1999. The license to operate OrbView-3 will expire in 2014, and the licenses to operate the earth stations will expire in 2009. The FCC generally renews licenses routinely, but there can be no assurance that our licenses will be renewed at their expiration dates for full terms or without adverse conditions. Failure to renew these licenses could have a material adverse affect on our ability to generate revenue and conduct our business as currently planned.
     In January 2006, the FCC granted us a license for GeoEye-1 which is subject to the completion of certain milestones in the construction, launch and placing into service of GeoEye-1 by certain dates. Failure to obtain such license on a timely basis or imposition of conditions on such authorization could result in the cancellation of the license and impair our ability to meet the launch schedule or to satisfy our obligations under the NextView contract.
     Other Domestic Approvals. Our business also requires licenses from the U.S. Department of Commerce (the “DoC”) and the U.S. Department of State. The DoC licenses provide that the U.S. government may interrupt service or otherwise limit our ability to distribute satellite images to certain parties in order to address national security or foreign policy concerns. Actual or threatened interruptions or limitations on our service could adversely affect our ability to market our products abroad. In addition, the DoC has the right to review and approve our agreements with international customers for high- resolution imagery. We have received such approval for those of our international customers as are currently operating. However, such reviews could delay or prohibit us from executing new international agreements.
     In connection with customer agreements, we have in the past and may in the future supply our international customers with earth stations that enable these customers to downlink data directly from our satellites. Exporting these earth stations and technical information relating to these stations may require us to obtain export licenses from the DoC or the U.S. Department of State. If the DoC or the Department of State does not issue these export licenses in connection with future exports, or if these licenses are significantly delayed or contain restrictions, or if the DoC or the Department of State revokes, suspends or denies a request for renewal of existing licenses, our financial condition and results of operations could be materially adversely affected.
     International Registration and Approvals. The use of satellite spectrum is subject to the requirements of the International Telecommunication Union (the “ITU”). Additionally, satellite operators must abide by the specific laws of the countries in which downlink services are provided from the satellite to earth station terminals within such countries.
     The FCC has coordinated the operations of OrbView-2, IKONOS and OrbView-3 pursuant to ITU requirements, and we expect the FCC to do so for GeoEye-1. Coordination with other satellite systems helps to prevent interference from or into existing or planned satellite operations. We do not expect significant issues relating to the coordination of our satellites due to the nature of satellite imaging operations; however, if the FCC fails to obtain the necessary coordination for GeoEye-1 in a timely manner, it could have a material adverse effect on our business, financial condition and results of operations.

     Our customers or distributors are responsible for obtaining local regulatory approval from the governments in the countries in which they do business to receive imagery downlinked directly from OrbView-2, IKONOS, and OrbView-3 to earth stations within such countries. If these regional distributors are not successful in obtaining the necessary approvals, we will not be able to distribute real time OrbView imagery in those regions. Our inability to offer real time service in a significant number of foreign countries could negatively affect our business. In addition, regulatory provisions in countries where we wish to operate may impose unduly burdensome restrictions on our operations. Our business may also be adversely affected if the national authorities where we plan to operate adopt treaties, regulations or legislation unfavorable to foreign companies.
Foreign distributors and domestic value-added resellers may not expand commercial markets.
     We rely on foreign regional distributors to market and sell internationally a significant portion of our imagery from IKONOS and OrbView-3. We also intend to rely on foreign regional distributors for GeoEye-1 and have intensified our efforts to further develop our operations in overseas markets. We expect our existing and future foreign regional distributors to act on behalf of, or contract directly with, foreign governments to sell imagery for national security and related purposes. These regional distributors may not have the skill or experience to develop regional commercial markets for our products and services. If we fail to enter into regional distribution agreements on a timely basis or if our foreign regional distributors fail to market and sell our imagery products and services successfully, these failures would negatively impact our business, financial condition and results of operations, and our ability to service our debt.
     We intend to rely on value-added resellers to develop, market, and sell our products and services to address certain target markets, including domestic markets. If our value-added resellers fail to develop, market and sell our products and services successfully, this failure would negatively affect our business, financial condition and results of operations, and our ability to service our debt.
Our international business exposes us to risks relating to increased regulation and political or economic instability in foreign markets.
     In 2005, approximately 38% of our revenues were derived from international sales, and we intend to continue to pursue international contracts. We expect to derive substantial revenues from international sales of our products and services. International operations are subject to certain risks, such as:
•	changes in domestic and foreign governmental regulations and licensing requirements

•	deterioration of relations between the United States and a particular foreign country

•	increases in tariffs and taxes and other trade barriers

•	changes in political and economic stability, including fluctuations in the value of foreign currencies, which may make payment in U.S. dollars, as provided for under our existing contracts, more expensive for foreign customers

•	difficulties in obtaining or enforcing judgments in foreign jurisdictions.
     These risks are beyond our control and could have a material adverse effect on our business.

USE OF PROCEEDS
     We will not receive any proceeds from the sale of the common stock or warrants registered on behalf of the selling securityholders. We may, however, receive cash proceeds to the extent that any of the warrants are exercised. If the warrants are exercised in full for cash, we will receive proceeds in the aggregate amount of approximately $32,340,360. We intend to use the net proceeds received upon exercise of any warrants for general corporate purposes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     Securities being offered in this prospectus were previously issued by ORBIMAGE in private placements that took place on November 16, 2004 and January 10, 2006 and in a rights offering that was consummated on March 25, 2005. As stated previously, ORBIMAGE will not receive any proceeds from the sale of the common stock or warrants registered on behalf of the selling securityholders. Because the above transactions occurred prior to March 31, 2006, these transactions are already reflected in ORBIMAGE’s March 31, 2006 balance sheet; consequently, no unaudited pro forma balance sheet is presented herein. These share issuances would have had no effect on the condensed consolidated statements of operations for the year ended December 31, 2005 and three months ended March 31, 2006 except for the inclusion of such share issuances in the calculation of earnings per share as if the issuances had occurred on January 1, 2005. Consequently, no pro forma condensed consolidated income statements are presented herein. The pro forma effect of such share issuances on earnings per share for the year ended December 31, 2005 and for the three months ended March 31, 2006 is presented in Item 9.01 of ORBIMAGE’s Form 8-K, filed on June 20, 2006, which is incorporated by reference herein.

SELLING SECURITYHOLDERS

     The following table sets forth certain information as of June 1, 2006 with respect to persons for whom we are registering the selling securityholders’ securities for resale to the public. We will not receive any of the proceeds from the sale of the selling securityholders’ securities. Beneficial ownership of the selling securityholders’ securities by such selling securityholders after the offering will depend on the number of selling securityholders’ securities sold by each selling securityholder. This assumes that securityholders will still hold unrestricted shares.

	Beneficial Ownership of Shares				Beneficial Ownership After Offering if All Securities in
	and Warrants Prior to Offering				Offering Are Sold
Selling Securityholder (1)	Shares (2)	Warrants (3)		Percent%	Shares	Warrants

Harbinger Capital Partners Master Fund I, Ltd (4)	5,992,800	1,016,950		—	—	—
Redwood Master Fund Ltd. (5)	1,544,137	295,784		8.8	—	—
Deephaven Capital (6)	1,290,539	247,577		7.4	—	—
Whitebox Advisors, LLC (7)	1,086,562	203,177		6.2	—	—
Deutsche Bank Securities, Inc.	827,943	163,625		1.4	244,532	54,532
Credit Suisse First Boston LLC	812,132	184,514			260,000	—
Concordia Distressed Debt Fund, L.P. (7)	649,468	124,389		—	41,317	10,671
Farallon Capital Management, LLC (9)	430,438	—		—	—	—
CSS, LLC	285,145	57,594		—	74,247	57,594
River Run Partners, L.P. (10)	186,291	90,081		—	—	—
Citadel Equity Fund Ltd. (11)	100,000	—		—	—	—
Triage Capital Management L.P. (12)	83,759	50,915		—	83,759	16,065
William Schuster (13)	10,000	—		—	—	—
Henry E. Dubois (14)	8,000	—		—	—	—
Rockbay (15)	5,001	24,036		—	—	—
Other	206	500,000	(16)		—

Total	13,312,421	2,958,642			703,855	138,862

(1)	Except as indicated, no selling securityholder is an officer, director, affiliate or 5% stockholder of ORBIMAGE Holdings Inc.

(2)	Includes shares issuable upon exercise of the warrants listed beside such securityholders’ names in the table above.

(3)	All warrants are exercisable for common stock at a price of $10.00 per share except as indicated.

(4)	These securities are owned by Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”). These securities may be deemed to be beneficially owned by Harbinger Capital Partners Offshore Manager, L.L.C. (“Harbinger Management”), the investment manager of the Master Fund, HMC Investors, L.L.C., its managing member (“HMC Investors”), Harbert Management Corporation (“HMC”), the managing member of HMC Investors, Philip Falcone, a member of Harbinger Management and the portfolio manager of the Master Fund, Raymond J. Harbert, a member of HMC, and Michael D. Luce, a member of HMC. Each such person or entity disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein, and this filing shall not be deemed an admission that such person or entity is the beneficial owner of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(5)	Redwood owns approximately 8.8% of our currently outstanding common stock.

(6)	Securities listed as beneficially owned by Deephaven Capital are held in the name of Deephaven Growth Opportunities Trading Ltd. (645,269 shares and 123,788 warrants), Deephaven Distressed Opportunities Trading Ltd. (645,270 shares and 123,789 warrants) and Deephaven Event Trading Ltd. (115,384 warrants). Deephaven funds collectively own approximately 7.4% of our currently outstanding common stock.

(7)	Securities listed as beneficially owned by Whitebox Advisors, LLC are held in the name of Pandora Select Partners, L.P. (117,902 shares and 22,046 warrants), Whitebox Hedged High Yield Partners, L.P. (960,050 shares and 179,521 warrants) and Whitebox Convertible Arbitrage Partners, L.P. (8,610 shares and 1,610 warrants). Whitebox owns approximately 6.2% of our currently outstanding common stock.

(8)	Securities listed as beneficially owned by Concordia Distressed Debt Fund, L.P. are held in the name of Concordia Distressed Debt Fund, L.P. (607,740 shares and 116,587 warrants) and Concordia MAC 29, Ltd. (41,728 shares and 7,802 warrants). The beneficial ownership of these entities after the offering if all securities in the offering are sold will be as follows: Concordia Distressed Debt Fund, L.P. (38,488 shares and 10,142 warrants) and Concordia MAC 29, Ltd. (2,829 shares and 529 warrants).

(9)	Securities listed as beneficially owned by Farallon Capital Management, L.L.C. are held in the name of Farallon Capital Partners, L.P. (81,783 shares, 0 warrants), Farallon Capital Institutional Partners, L.P. (111,914 shares, 0 warrants), Farallon Capital Institutional Partners II, L.P. (17,218 shares, 0 warrants), Farallon Capital Institutional Partners III, L.P. (17,218 shares, 0 warrants), and Farallon Capital Offshore Investors II, L.P. (202,305 shares, 0 warrants). The address of Farallon Capital Management, L.L.C. is One Maritime Plaza, Suite 1325, San Francisco, California 94111.

(10)	Securities listed as beneficially owned by River Run Partners, L.P. are held in the name of Cold Springs L.P. (215,216 shares and 4,195 warrants), River Run Partners, L.P. (1,392,987 shares and 36,948 warrants) and River Run Fund Ltd. (411,392 shares and 48,938 warrants).

(11)	The address of Citadel Equity Fund Ltd. is 131 S. Dearborn St., Chicago, Illinois 60603.

(12)	Securities listed as beneficially owned by Triage Capital Management L.P. are held in the name of Triage Capital Management L.P. (7,538 shares and 5,669 warrants), Triage Offshore Fund, Ltd (61,145 shares and 33,276 warrants) and Triage Capital Management B, LP (15,076 shares and 11,970 warrants). The beneficial ownership of these entities after the offering if all securities in the offering are sold will be as follows: Triage Capital Management L.P. (0 shares and 1,445 warrants), Triage Offshore Fund, Ltd (0 shares and 11,729 warrants) and Triage Capital Management B, LP (0 shares and 2,891 warrants).

(13)	Shares of restricted stock granted pursuant to Mr. Schuster’s employment agreement. Address is 21700 Atlantic Boulevard, Dulles, VA 20166. Mr. Schuster is our Chief Operating Officer.

(14)	Shares of restricted stock granted pursuant to Mr. Dubois’ employment agreement. Address is 21700 Atlantic Boulevard, Dulles, VA 20166. Mr. Dubois is our Executive Vice President and Chief Financial Officer.

(15)	Securities listed as beneficially owned by Rockbay are held in the name of Rockbay Capital Fund, LLC (109 shares and 0 warrants), Rockbay Capital Institutional Fund, LLC (1,453 shares and 0 warrants) and Rockbay Capital Offshore Fund, Ltd. (3,439 shares and 0 warrants).

(16)	OISIO Warrants are exercisable for common stock at a price of $16.00 per share.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Delaware General Corporate Law (the “DGCL”) permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.
     The DGCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merits or otherwise, in defense of any proceeding brought against such person, by reason of the fact that the person is or was an officer or director of the corporation. In addition, the DGCL permits the advancement of expenses to directors and officers relating to the defense of any proceeding. Such advancement is contingent upon the person’s commitment to repay the company for expenses incurred if such person is determined not to be entitled to indemnification.
     The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of stockholders, disinterested directors or otherwise. Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.
     Our Certificate of Incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with, or otherwise involved in, any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The Certificate of Incorporation also provides that we shall advance expenses incurred by any person that we are obligated to indemnify, upon presentation of appropriate documentation.
     Furthermore, the Certificate of Incorporation provides that we may purchase and maintain insurance on behalf of our directors and officers against any liability, expense or loss, whether or not we would otherwise have the power to indemnify such person under our Certificate of Incorporation or the DGCL.
     In addition to the provisions of our Certificate of Incorporation providing for indemnification of directors and officers, we have entered into indemnification agreements with each of our directors and officers which provide for us to indemnify such directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The indemnification agreements also provide that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors and officers of ORBIMAGE Holdings Inc., we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

DESCRIPTION OF THE WARRANTS
     You should review the warrant agreements and the forms of warrant, which have been incorporated by reference herein in the exhibits, for a complete description of the terms and conditions of the warrants.
     The warrants are governed by the laws of the state of Delaware.
     The warrants have been registered by us on a register thereof and are issued in certificated form.
     We have authorized and reserved for issuance, and will at all times reserve and keep available out of our authorized but unissued common stock (or out of shares of common stock held in our treasury) solely for the purpose of issuance upon the exercise of the warrants, the maximum number of shares issuable upon the exercise of the warrants. All shares of common stock that may be issued upon the exercise of the rights represented by the warrants will, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens, preemptive rights and charges with respect to the issue thereof.
     Each of the warrants issued on March 25, 2005 gives the holder thereof the right to purchase one share of our common stock at an exercise price of $10.00 per share, subject to adjustment as set forth below. The warrants issued on March 25, 2005 expire on March 31, 2010. Each warrant issued January 10, 2006 gives the holder thereof the right to purchase one share of our common stock at an exercise price of $16.00 per share, subject to adjustment as set forth below. The warrants issued on January 10, 2006 expire the later of (a) January 10, 2009 and (b) the six month anniversary of the earlier of (x) the payment in full of all Senior Credit Obligations (as defined) under that certain Credit Agreement, dated as of January 10, 2006, between the Company, ORBIMAGE SI Opco Inc., a Delaware corporation, ORBIMAGE SI Holdco Inc., a Delaware corporation, the lenders from time to time parties thereto, the guarantors from time to time parties thereto, Credit Suisse First Boston, LLC, as Lead Arranger and Bookrunner, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and The Bank of New York, as Collateral Agent, and (y) the redemption of all outstanding shares of Series A Preferred Stock, par value $0.01 per share, of the Company.
     The exercise price of all of the warrants, is subject to adjustment from time to time if, at any time during the term of the warrants, the number of shares of common stock outstanding is increased by a stock dividend payable in shares of common stock or by a subdivision or split up of shares of common stock or is decreased by a stock combination of the outstanding shares of common stock, in each case, in proportion to such increase or decrease in outstanding shares. Similarly, the number of shares of common stock that a holder of warrants is entitled to purchase will be adjusted to the number of shares obtained by multiplying the exercise price immediately prior to such adjustment by the number of shares purchasable pursuant to the warrants immediately prior to such adjustment, and dividing the product thereof by the exercise price resulting from such adjustment.
     The warrants may not be exercised unless there is a current registration statement in effect with the SEC and qualification in effect under applicable state securities laws, or applicable exemptions from the federal and state securities laws, with respect to the issuance of the common stock underlying the warrants. Although we have undertaken and intend to have the shares of our common stock underlying the warrants qualified in the states where our securities are being offered and to maintain a current registration statement relating to such shares of common stock until the expiration or exercise of all of the warrants, subject to the terms of the warrants, we cannot assure you that we will be able to do so. We will not be required to honor the exercise of warrants if, in our opinion, the sale of our common stock upon exercise of the warrants would be unlawful.
     The warrants will not entitle the holder to any of the rights of a stockholder of the company, including without limitation any preemption rights, voting rights or rights to dividends, except upon exercise in accordance with the terms thereof.

PLAN OF DISTRIBUTION
     The selling securityholders and their successors, which term includes their transferees, pledgees or donees or each of their successors, may sell the warrants or the common stock held by them or issuable upon exercise of the warrants directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The warrants and the common stock may be sold at various times in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These sales may be effected in transactions:
•	for the common stock, on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

•	in the over-the-counter market;

•	in privately negotiated transactions other than in the over-the-counter market;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers and in transactions where the broker or dealer acts as principal and resells shares for its own account under this prospectus;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	any other method permitted under applicable law; or

•	in a combination of any of the above transactions.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.
     In connection with the sale of the warrants, the underlying common stock and the common stock held by the securityholders, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the warrants and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the warrants or the underlying common stock to broker-dealers that in turn may sell these securities.
     The aggregate proceeds to the selling securityholders from the sale of the warrants or the common stock pursuant to this prospectus will be the purchase price of the warrants or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
     Our outstanding common stock is quoted on the “Pink Sheets” service provided by Pink Sheets LLC. We do not intend to list the warrants for trading on any national securities exchange, on the Nasdaq National Market or to provide for their quotation on the Pink Sheets service, and can give no assurance about the development of any trading market for the warrants.
     In order to comply with the securities laws of some states, if applicable, the warrants, the common stock and the common stock underlying the warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers.
     Under certain circumstances, the selling securityholders and any broker-dealers or agents that participate in the sale of the warrants, the common stock and the common stock underlying the warrants may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the warrants, the common stock and the common stock underlying the warrants by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.
     The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder. Regulation M of the Securities Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.
     A selling securityholder may decide not to sell any warrants, common stock or common stock underlying the warrants described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the warrants, common stock or common stock underlying the warrants. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the warrants, the common stock and the commons stock underlying the warrants by other means not described in this prospectus.
     With respect to a particular offering of the warrants, the common stock and the common stock underlying the warrants, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:
•	the specific warrants or common stock to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.
     We entered into a registration rights agreement for the benefit of holders of the warrants and the common stock issued in certain private placement transactions to register their securities, including the common stock underlying the warrants, under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that we and the selling securityholders will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the warrants, the common stock and the common stock underlying the warrants, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and all costs and expenses incurred by the selling securityholders incidental to the registration, offering and sale of the warrants, the common stock and the common stock underlying the warrants to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.
LEGAL MATTERS
     Certain legal matters with respect to the validity of the shares of common stock and the warrants offered by this prospectus will be passed upon for us by Latham & Watkins LLP.
EXPERTS
     The financial statements and Schedules and management’s report on the effectiveness of internal control over financial reporting for ORBIMAGE Holdings Inc. incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports (the report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005) incorporated by reference herein, and are incorporated by reference in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of Space Imaging LLC at December 31, 2005 and for the year then ended, incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated by reference herein, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Space Imaging LLC at December 31, 2004 and for each of the two years in the period ended December 31, 2004, incorporated herein by reference in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements). Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose often important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we will file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the time the selling stockholders stop offering the securities under this prospectus:
•	our annual report on Form 10-K for the fiscal year ended December 31, 2005 (filed with the Commission on March 31, 2006) (and the Form 10-K/A filed with respect thereto on May 1, 2006);

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006, (filed with the Commission on May 15, 2006);

•	our current reports on Form 8-K, filed with the Commission on May 1, 2006 (Items 5.02, 5.03 and 9.01), May 15, 2006 (Item 5.02), June 2, 2006 (Item 8.01) and June 20, 2006, (Items 2.01 and 9.01);

•	the description of our Common Stock contained in the Registration Statement on Form 10 filed on September 13, 2004, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, including any subsequent amendment or report filed for the purpose of amending such description.
     Any statement contained in a document which, or a portion of which, is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     We will furnish, without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for such copies should be addressed to: General Counsel, ORBIMAGE Holdings Inc., 21700 Atlantic Boulevard, Dulles, VA 20166, Telephone: (703) 480-7500.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements and other information with the Commission. You may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy information statements and other materials that are filed through the Commission’s Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.
     We have filed a registration statement on Form S-3 with the Commission with respect to this offering by selling securityholders. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth an estimate of the costs and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$24,010
Legal fees and expenses	20,000
Accountants’ fees and expenses	15,000
Printing and engraving expenses	10,000
Miscellaneous fees	10,000

Total	$79,010

Item 15. Indemnification of Directors and Officers.
     The Delaware General Corporate Law (the “DGCL”) permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.
     The DGCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that such person is or was an officer or director of the corporation. In addition, the DGCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses against such person is not ultimately entitled to be indemnified.
     The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.
     Our Certificate of Incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The Certificate of Incorporation also provides that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.
     Furthermore, the Certificate of Incorporation provides that we may purchase and maintain insurance on behalf of our directors and officers against any liability, expense or loss, whether or not we would otherwise have the power to indemnify such person under our Certificate of Incorporation or the DGCL.
     In addition to the provisions of our Certificate of Incorporation providing for indemnification of directors and officers, we have entered into indemnification agreements with each of our directors and officers which provide for us to indemnify such directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. The indemnification agreements also provide that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors and officers of ORBIMAGE Holdings Inc., we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 16. Exhibits and Financial Statement Schedules.
     See Exhibit Index beginning on page II-5 of this registration statement.
Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a Form of prospectus Filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Loudoun, Commonwealth of Virginia, on June 20, 2006.

ORBIMAGE INC.

By:	/s/ Matthew M. O’Connell

Matthew M. O’Connell
President and Chief Executive Officer
POWERS OF ATTORNEY
     Each person whose signature appears below authorizes William Lee Warren and Matthew M. O’Connell or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this Registrant’s registration statement on Form S-1, and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Abrahamson*	Chairman of the Board and Director	June 20, 2006

James A. Abrahamson

/s/ Matthew M. O’Connell*	President, Chief Executive Officer and Director	June 20, 2006
Matthew M. O’Connell	(Principal Executive Officer)

/s/ Henry Dubois*	Chief Financial Officer	June 20, 2006
Henry Dubois	(Principal Financial Officer)

/s/ Tony Anzilotti	Vice President - Finance and Controller	June 20, 2006
Tony Anzilotti	(Principal Accounting Officer)

/s/ Joseph M. Ahearn*	Director	June 20, 2006
Joseph M. Ahearn

Signature	Title	Date

/s/ Lawrence A. Hough*	Director	June 20, 2006
Lawrence A. Hough

/s/ James M. Simon*	Director	June 20, 2006
James M. Simon

/s/ William W. Sprague*	Director	June 20, 2006
William W. Sprague

*By:	/s/ William Lee Warren
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Registration Rights Agreement dated as of December 31, 2003 (incorporated by reference to Exhibit 4.3 to Form 10, filed on September 13, 2004 (File No. 022-28714))

4.2	Form of Warrant — Warrants issued December 31, 2003 (incorporated by reference to Exhibit 4.4 to Form 10, filed on September 13, 2004 (File No. 022-28714))

4.3	Registration Rights Agreement dated as of November 16, 2004 (incorporated by reference to Exhibit 4.5 to Form 10/A, filed on December 1, 2004 (File No. 0-50933))

4.4	Form of Warrant — Warrants issued November 16, 2004 (incorporated by reference to Exhibit 4.6 to Form 10/A, filed on December 1, 2004 (File No. 0-50933))

4.5	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.7 to Post Effective Amendment No. 1 to Form S-1, filed on February 14, 2005 (File No. 333-122493))

4.6	Specimen Warrant Certificate relating to Warrants issued pursuant to the Warrant Agreement dated as of March 14, 2005 (incorporated by reference to Exhibit 4.8 to Post-Effective Amendment No. 2 to Form S-1, filed on March 18, 2005 (File No. 333-122493))

4.7	Warrant Agreement with The Bank of New York, dated as of March 14, 2005 (incorporated by reference to Exhibit 4.10 to Post-Effective Amendment No. 2 to Form S-1, filed on March 18, 2005 (File No. 333-122493))

4.8	Specimen Warrant Certificate with respect to Warrant Agreement dated as of March 14, 2005 (incorporated by reference to Exhibit 4.8 to Post-Effective Amendment No. 2 to Form S-1, filed on March 18, 2005 (File No. 333-122493))

4.9	Indenture, dated as of June 29, 2005, between ORBIMAGE Holdings Inc. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed on July 1, 2005 (File No. 000-50933))

4.10	Form of Senior Secured Floating Rate Note due 2012 (incorporated by reference to Exhibit A to Exhibit 4.1 to the current report on Form 8-K, filed on July 1, 2005 (File No. 000-50933))

4.11	Security Agreement, dated as of June 29, 2005, between ORBIMAGE Holdings Inc. and the Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K, filed on July 1, 2005 (File No. 000-50933))

4.12	Registration Rights Agreement, dated as of June 29, 2005, among ORBIMAGE Holdings Inc., Deutsche Bank Securities Inc. and Credit Suisse First Boston LLC (incorporated by reference to the current report on Form 8-K, filed on July 1, 2005 (File No. 000-50933))

4.13	Warrant Agreement, dated as of January 10, 2006, between ORBIMAGE Holdings Inc. and The Bank of New York, as Warrant Agent (incorporated by reference to Exhibit 4.03 to the current report on Form 8-K, filed on January 12, 2006 (File No. 000-50933))

4.14	Specimen Warrant Certificate with respect to Warrant Agreement dated as of January 10, 2006 (incorporated by reference to Exhibit 4.03 to the current report on Form 8-K, filed on January 12, 2006 (File No. 000-50933))

+5.1	Opinion of Latham & Watkins LLP (including Consent)

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm